EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated January 9, 2009, accompanying the fiscal 2008 consolidated financial statements and schedule included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the fiscal year ended September 27, 2009. We hereby consent to the incorporation by reference of said report in this Registration Statement on Form S-8.
/s/ GRANT THORNTON LLP
Irvine, California
December 21, 2009